                                   R.J. SHOFF
                              14 Country Club Park
                              Covington, LA 70433
                                 (985) 892-2527


By Federal Express

June 21, 2005


Lyle Stockstill and Lana Hingle Stockstill
Torch Offshore, Inc.
401 Whitney Avenue, Suite 400
Gretna, LA 70056

Dear Lyle and Lana;

During my 35 plus year business career, I have served on 29 boards of directors but have never run into as bizarre a situation as I experienced at the Torch board meeting yesterday. This meeting was attended by you two and me as the remaining three directors and by Bob Fulton, Torch's CFO, who recorded the minutes of the meeting.

As you will recall, there were three items of business, all proposed by you two the previous Friday but postponed until Monday's meeting because adequate notice was not given for Friday's meeting. These items of business were a. the termination of Raymond James as Torch's investment banker, b. the termination of Bridge Associates as Torch's financial advisor and c. the termination of Heller, Draper and King and Spalding, Torch's bankruptcy attorneys.

I opened the meeting by reviewing my position on the three issues. With respect to terminating Raymond James, I believed there was no need to do so because Raj Singh had told David Phelps he would negotiate an agreement for an hourly rate plus expenses if Torch required any further services; he just did not want to be terminated. With respect to the second issue, the termination by the Company of Bridge Associates, Torch could not on its own terminate Bridge because Bridge was an implied condition of the support provided the Company by Regions Bank and such termination required the consent of Regions in order to avoid jeopardizing the d.i.p. financing commitment. Additionally, such termination required the consent of the bankruptcy court. Lastly, termination of all of Torch's current bankruptcy counsel also required the consent of the bankruptcy court. Moreover, to completely change out Torch's bankruptcy counsel at this late date was totally irresponsible, particularly in view of the district judge's requirement for briefs to be submitted Thursday for her to rule Friday on the unsecured creditor's request to overrule the bankruptcy judge on the sale of Torch's vessels.

I then asked you two why you were proposing these terminations and was told by you that you believed the current Torch professionals never properly represented your interests, specifically with your requests to block the sale of the vessels. I responded

Lyle and Lana Stockstill
June 21, 2005
Page two


by pointing our that you two seemed to be representing your own equity interests rather than being concerned about all of the creditors as the Torch directors were required to do once the Company was deemed to be insolvent.

I might as well have saved my breath as my comments were totally ignored and you two in rapid fire immediately approved the three termination motions by your two affirmative votes versus my one negative vote. You then offered up a fourth motion for the Company to hire Stewart Peck as its bankruptcy counsel, notwithstanding the fact that Peck had no comprehensive background knowledge of what had transpired to date. Not surprisingly, this resulted in another two to one vote.

You two then adjourned the meeting.

In view of this miscarriage of corporate governance, it is obvious I can no longer act as an effective director, representing the interests of all of Torch's creditors. Accordingly, I resign my directorship in Torch effective at five o'clock Monday afternoon, June 20th. Now the Company is solely in your control as I join all of the other directors who have for various reasons resigned.


Sincerely,

/s/ Richard J. Shopf

Richard J. Shopf


CC:  George B. South III, King and Spalding
     Jan Hayden, Heller Draper
     Tony Schnelling, Bridge Associates
     Robert Fulton, Torch Offshore, Inc.